Exhibit (a)(5)(H)

LinnCo Announces Extension of Subsequent Offering Period for Exchange Offer for LINN Energy Units

HOUSTON, May 24, 2016 (GLOBE NEWSWIRE) — LinnCo, LLC (NASDAQ:LNCO) (“LinnCo”) today announced that it has extended the subsequent offering period in connection with its offer to exchange each outstanding unit of LINN Energy, LLC (NASDAQ:LINE) (“LINN”) for one LinnCo share (the “Exchange Offer”) upon the terms and conditions of the Prospectus/Offer to Exchange dated April 26, 2016 (as amended, the “Prospectus”), and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”).

The subsequent offering period for the Exchange Offer will now expire at 12:00 midnight (New York City time) on Thursday, June 30, 2016. American Stock Transfer & Trust Company (“AST”), the exchange agent for the Exchange Offer, has advised LinnCo that a total of approximately 12,066,714 LINN units have been tendered during the subsequent offering period, and LinnCo has promptly issued new LinnCo shares for all such tendered LINN units in accordance with the terms of the Exchange Offer. LinnCo now owns approximately 68.9% of LINN’s outstanding units.

LINN unitholders who validly tender their LINN units during the subsequent offering period will receive the same exchange ratio provided in the initial offering period of the Exchange Offer. Procedures for tendering LINN units during the subsequent offering period are the same as during the initial offering period, except that pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, LINN units validly tendered during the subsequent offering period will be accepted on a daily, “as tendered” basis and, accordingly, may not be withdrawn.

As previously announced, on May 11, 2016, LINN, LinnCo, certain of LINN’s direct and indirect subsidiaries (collectively with LINN, the “LINN Debtors”), and Berry Petroleum Company, LLC (“Berry” and, collectively with the LINN Debtors and LinnCo, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). On May 13, 2016, the Court approved and entered an order authorizing the Company to continue the Exchange Offer throughout the Debtors’ Chapter 11 proceedings. Any party not represented by counsel who would like to receive electronic notifications of filings with the Court may complete the appropriate Court-approved form, which can be obtained at the following address: http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf. Copies of this form are also available on the website of LINN’s claims, noticing, and solicitation agent, Prime Clerk LLC, at https://cases.primeclerk.com/linn.

The purpose of the Exchange Offer is to permit holders of LINN units to maintain their economic interest in LINN through LinnCo, an entity that is taxed as a corporation rather than a partnership, which may allow LINN unitholders to avoid future allocations of taxable income and loss, including cancellation of debt income (“CODI”), that could result from future debt restructurings or other strategic transactions by LINN. In general, CODI will be allocated to persons who are deemed to hold the LINN units when the events giving rise to such CODI occur. The filing of the Bankruptcy Petitions under Chapter 11 of the Bankruptcy Code does not itself cause LINN to recognize CODI; however, it is likely that the final resolution of a bankruptcy plan would cause LINN to recognize an amount of CODI, which may be substantial.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell LINN units or any other securities. The Exchange Offer is being made only pursuant to the Prospectus and only in such jurisdictions as is permitted under applicable law.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the LINN units, nor is it a substitute for the registration statement and the exchange offer materials that LinnCo has filed with the SEC. THE EXCHANGE OFFER MATERIALS (INCLUDING A PROSPECTUS/OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) CONTAIN IMPORTANT INFORMATION. LINN UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT LINN UNITHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR UNITS. The Prospectus, the related Letter of Transmittal and certain other exchange offer documents are available to all LINN unitholders at no expense to them. The exchange offer materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting LinnCo’s Investor Relations department at (281) 840-4193 or D.F. King & Co., Inc., the information agent for the Exchange Offer, at (877) 297-1738.

In addition to the Prospectus, the related Letter of Transmittal and certain other exchange offer documents, LinnCo and LINN file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by LinnCo and LINN at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. LinnCo’s and LINN’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that LinnCo expects, believes, targets or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made by LinnCo based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the Exchange Offer and the bankruptcy filing by the Debtors, including, but not limited to: (i) the Debtors’ ability to obtain the Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter

11 cases, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Debtors to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the bankruptcy filing on the Debtors’ business and the interests of various constituents, (iv) the Bankruptcy Court rulings in the Chapter 11 cases, as well the outcome of all other pending litigation and the outcome of the Chapter 11 cases in general, (v) the length of time that the Debtors will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 proceedings, (vi) risks associated with third party motions in the Chapter 11 cases, which may interfere with the Debtors’ ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Debtors’ liquidity or results of operations, (viii) increased advisory costs to execute the Debtors’ reorganization, (ix) the impact of the NASDAQ delisting on the liquidity and market price of the Debtors’ securities, as applicable, and on the Debtors’ ability to access the public capital markets, as applicable, (x) the uncertainty that any trading market for such securities will exist or develop in the over-the-counter markets, (xi) the completion of the subsequent offering period, (xii) CODI recognition and (xii) other risks and uncertainties. See “Risk Factors” in LinnCo’s and LINN’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. Any forward-looking statement speaks only as of the date on which such statement is made.

Contacts:

LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President — Investor and Public Relations

(281) 840-4193

Sarah Nordin, Public Relations and Media

(713) 904-6605

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